Exhibit 99.1


             Redhook Ale Brewery Reports 2005 Third Quarter Results

    SEATTLE--(BUSINESS WIRE)--Nov. 1, 2005--Redhook Ale Brewery, Incorporated (Nasdaq:HOOK) announced a 2005 third quarter net loss of $170,000, or $0.02 loss per share, compared to 2004 third quarter net income of $312,000, or $0.04 earnings per share. The results reflect increases in the cost of sales, primarily fuel and energy costs, and increases in selling, general and administrative expense, partially offset by increases in shipments and sales.
    The Company's shipments increased 7.9% in the 2005 third quarter to 61,600 barrels compared to 2004 third quarter shipments of 57,100 barrels. The Company benefited in the 2005 third quarter from its investment in Craft Brands Alliance LLC ("Craft Brands"), the joint venture between Redhook and Widmer Brothers Brewing Company ("Widmer") that advertises, markets, sells and distributes the Company's and Widmer's products in the western United States. The Company's 2005 third quarter net loss includes a $674,000 share in the net profit of Craft Brands, up slightly from a $658,000 share of the 2004 third quarter Craft Brands' net profit.
    The Company reported sales of $9,498,000 in the third quarter of 2005, an increase of 8.1% as compared to sales of $8,790,000 in the same quarter of 2004. The $708,000 increase in total sales is largely attributable to an increase in shipments of beer brewed on a contract basis and an increase in sales in the Company's retail operations. Contributing modestly to the sales improvement was an increase in shipments to midwest and eastern markets and an increase in the price at which the Company sells its product to Craft Brands. Since the formation of Craft Brands on July 1, 2004, Redhook has sold its product to Craft Brands at a price substantially below historical wholesale pricing levels; Craft Brands, in turn, advertises, markets, sells and distributes the product to wholesale outlets in the western United States through a distribution agreement between Craft Brands and Anheuser-Busch ("A-B"). Redhook shares in the profits of Craft Brands with Widmer. Redhook continues to sell its products at wholesale pricing levels in the midwest and eastern United States through sales to A-B.
    In the 2005 third quarter, wholesale shipments to the midwest and eastern United States, which accounted for slightly more than one-third of total Company shipments, increased 7.0% compared to 2004 third quarter shipments. Third quarter wholesale shipments in the western United States, serviced by Craft Brands since July 1, 2004, decreased approximately 0.9%. The Company also brewed approximately 3,400 barrels on a contract basis in the third quarter of 2005; there were no shipments of beer brewed under contract during the 2004 third quarter. Excluding contract brewing activity, total Company sales volume for the 2005 third quarter increased 1.9% compared to 2004 third quarter volume.
    Cost of sales increased by $478,000 to $7,429,000 in the 2005 third quarter, but improved slightly on a per barrel basis. Despite the Company's effort in streamlining its shipping relationships in the midwest and eastern United States, increases in fuel surcharges negatively impacted results. The impact of rising fuel costs also negatively impacted the income received from Craft Brands. Rising energy costs at the Washington and New Hampshire breweries remain an ongoing challenge for the Company.
    Selling, general and administrative expenses increased $595,000 to $1,905,000, driven by an increase in advertising, promotional spending and additional sales personnel in midwest and eastern markets. Since July 1, 2004, all advertising, marketing and selling costs in the western United States have been the responsibility of Craft Brands. The Company reported a third quarter operating loss of $110,000 compared to operating income of $311,000 in last year's third quarter.
    "We believe that we made notable progress during the third quarter in many key markets throughout the country, yet we know there is much work to be done," reports Paul Shipman, President and Chief Executive Officer. "The increase in sales and marketing expenditures included the addition of sales personnel over the 2004 third quarter in our midwest and eastern markets and new labeling and creative work costs associated with the fourth quarter introduction to midwest and eastern markets of new packaging and support materials. These costs were not offset by sufficient increases in sales activity and adversely impacted the quarter's results."
    Comparisons of the results for the nine months ended September 30, 2005 are significantly impacted by the transition to Craft Brands in the second half of 2004. For the nine months ended September 30, 2005, compared to the same 2004 period, total sales revenue decreased 10.3% to $26,564,000, while sales volume increased 3.3% to 174,800 barrels sold. A 5.9% increase in wholesale shipments to midwest and eastern markets was partially offset by a 4.7% decrease in wholesale shipments to western United States markets. While 2005 and 2004 shipments to midwest and eastern markets were at wholesale pricing levels, shipments to western markets since July 1, 2004 have been at a price substantially below historical wholesale pricing levels, making comparability of sales revenue between periods difficult. Cost of sales decreased $250,000 and also on a per barrel basis. Although the Company experienced an increase in freight on shipments in the midwest and eastern markets during the third quarter of 2005, 2005 year-to-date freight costs declined by nearly 40% as compared to 2004 as the cost of shipping Redhook product in the western United States became the responsibility of Craft Brands in the third quarter of 2004. Selling, general and administrative expenses decreased $1,085,000 to $5,299,000 during the first nine months of 2005 from $6,385,000 for the same period in 2004. A significant reduction in advertising, marketing and selling costs in the western United States following the transition to Craft Brands was somewhat offset by an increase in promotional spending and sales salaries in midwest and eastern markets. The Company's 2005 year-to-date operating loss of $547,000 includes income from Craft Brands of $1,625,000. The comparable 2004 operating loss of $244,000 includes $658,000 of income from Craft Brands and $535,000 of Craft Brands formation expenses shared with Widmer.
    Higher average interest rates, slightly offset by a declining term loan balance, resulted in a $64,000 increase in interest expense in 2005. For the nine months ended September 30, 2005, the Company's effective tax rate was a 6.3% benefit, attributable to a reduction in the Company's valuation allowance, offset by a provision for current state taxes.
    The Company's cash balance at September 30, 2005, was $5.3 million, reflecting a net decrease of $268,000 since December 31, 2004. Principal uses of cash included an $881,000 payment to A-B for refundable pallet deposits and approximately $416,000 in capital expenditures, including approximately $120,000 related to improvements to the Washington brewery bottling line to accommodate the new packaging and bottle, $81,000 for upgrades to the Company's information technology system and $67,000 related to a New Hampshire brewery chiller. The Company's cash position improved approximately $957,000 from June 30, 2005.
    As compared to October 2004, shipments in October 2005 increased approximately 14%. The Company believes that sales volume for the first month of a quarter should not be relied upon as an accurate indicator of results for future periods. The Company has historically operated with little or no backlog and, therefore, its ability to predict sales for future periods is limited.

    With the exception of the historical information contained herein, the matters described may contain forward-looking statements that involve risks and uncertainties, including those described under the caption entitled, "Certain Considerations: Issues and Uncertainties" in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission, and elsewhere in the Company's periodic reports.
    A conference call will be held tomorrow, Wednesday, November 2, 2005, at 8:30 a.m. PT (11:30 a.m. ET). The purpose of the conference call is to discuss this announcement and the results for the Company's third quarter ended September 30, 2005. A live webcast of the conference call can be accessed through the Company's website, http://www.Redhook.com/ (select About Redhook - Investor Relations - Event Calendar) or through CCBN's individual investor center at http://www.fulldisclosure.com or other Internet portals such as Yahoo! and Netscape. The conference call can also be accessed by telephone at
800.599.9816 (passcode 76050591). A replay of the call will also be available both on the Internet and by phone.
    Redhook is one of the leading independent brewers of craft beers in the United States and is the leading craft brewer in Washington state. The Company produces seven styles of beer marketed under distinct brand names: Redhook ESB, Redhook India Pale Ale (IPA), Redhook Blonde Ale, Blackhook Porter, and its seasonal offerings, Sunrye Ale, Winterhook and Nut Brown Ale. Redhook brews its specialty bottled and draft products exclusively in its two Company-owned breweries, one in the Seattle suburb of Woodinville, Washington and the other in Portsmouth, New Hampshire. The Company distributes its products through Craft Brands Alliance LLC, a network of wholesale distributors, and a distribution alliance with Anheuser-Busch, Incorporated. Redhook beer is available in 48 states. Please visit the Company's website at www.redhook.com to learn more about Redhook and its products.


                  REDHOOK ALE BREWERY, INCORPORATED
                            FINANCIAL DATA

STATEMENTS OF OPERATIONS

                       Three Months Ended        Nine Months Ended
                          September 30,            September 30,
                     ----------------------- -------------------------
                         2005        2004         2005         2004
                      ----------  ----------  -----------  -----------

Sales  (A)           $9,497,771  $8,789,773  $26,563,961  $29,623,658
Less Excise Taxes       946,680     878,253    2,681,531    2,601,464
                      ----------  ----------  -----------  -----------

Net Sales             8,551,091   7,911,520   23,882,430   27,022,194
Cost of Sales         7,429,086   6,950,722   20,754,426   21,004,133
                      ----------  ----------  -----------  -----------

Gross Profit          1,122,005     960,798    3,128,004    6,018,061
Selling, General and
 Administrative
 Expenses             1,905,135   1,310,395    5,299,473    6,384,759
Income from Equity
 Investment in Craft
 Brands                 673,606     657,705    1,624,604      657,705
Craft Brands Shared
 Formation Expenses(B)       --      (2,947)          --      534,628
                      ----------  ----------  -----------  -----------

Operating Income
 (Loss)                (109,524)    311,055     (546,865)    (243,621)
Interest Expense         71,882      48,332      198,796      134,732
Other Income
 (Expense) -- Net        20,555      58,990       84,893       82,730
                      ----------  ----------  -----------  -----------

Income (Loss) before
 Income Taxes          (160,851)    321,713     (660,768)    (295,623)
Income Tax
 Provision (Benefit)      9,578      10,000      (41,422)      20,000
                      ----------  ----------  -----------  -----------

Net Income (Loss)    $ (170,429) $  311,713  $  (619,346) $  (315,623)
                      ==========  ==========  ===========  ===========

Basic Earnings (Loss)
 per Share (C)       $    (0.02) $     0.04  $     (0.08) $     (0.05)
                      ==========  ==========  ===========  ===========

Diluted Earnings (Loss)
 per Share (D)       $    (0.02) $     0.04  $     (0.08) $     (0.05)
                      ==========  ==========  ===========  ===========

Barrels Shipped          61,600      57,100      174,800      169,200
                      ==========  ==========  ===========  ===========

CONDENSED CASH FLOW DATA                         Nine Months Ended
                                                   September 30,
                                              ------------------------
                                                  2005         2004
                                              -----------  -----------

Net Income (Loss)                            $  (619,346) $  (315,623)
Depreciation and Amortization                  2,194,505    2,212,611
Other                                         (1,157,977)    (349,514)
                                              ------------ -----------
Cash (Used in) Provided by Operating
 Activities                                      417,182    1,547,474
                                              -----------  -----------
Cash (Used in) Provided by Investing
 Activities                                     (410,770)    (480,841)
                                              -----------  -----------
Cash (Used in) Provided by Financing
 Activities                                     (274,740)     (77,200)
                                              -----------  -----------
    Increase (Decrease) in Cash and Cash
     Equivalents                             $  (268,328) $   989,433
                                              ===========  ===========


CONDENSED BALANCE SHEET DATA                   Sep. 30,     Dec. 31,
                                                 2005         2004
                                             ------------ ------------

Cash and Cash Equivalents                    $ 5,321,293  $ 5,589,621
Other Current Assets                           6,390,614    5,028,819
Fixed Assets, Net                             61,227,336   63,018,806
Investment in Craft Brands and Other             168,819      490,978
                                              -----------  -----------

    Total Assets                             $73,108,062  $74,128,224
                                              ===========  ===========

Current Liabilities                          $ 6,853,175  $ 6,957,928
Long-Term Debt                                 4,837,500    5,175,000
Deferred Income Taxes                            398,798      468,798
Other Liabilities                                113,580       64,903
Common Stockholders' Equity                   60,905,009   61,461,595
                                              -----------  -----------
    Total Liabilities and Common
     Stockholders' Equity                    $73,108,062  $74,128,224
                                              ===========  ===========

(A) Includes retail and other sales of $1,753,000 and $1,508,000 for the three months ended September 30, 2005 and 2004, respectively and $4,164,000 and $3,753,000 for the nine months ended September 30, 2005 and 2004, respectively.

(B) The Company's share of expenses incurred in the formation of Craft Brands, the joint sales and marketing organization formed with Widmer.

(C) Weighted average shares outstanding totaled 8.2 million for the three months ended September 30, 2005 and 2004 and 8.2 million and
    6.9 million for the nine months ended September 30, 2005 and 2004, respectively.

(D) Weighted average shares outstanding totaled 8.2 million and 8.5 million for the three months ended September 30, 2005 and 2004, respectively and 8.2 million and 6.9 million for the nine months ended September 30, 2005 and 2004.


    CONTACT: Redhook Ale Brewery, Incorporated
             David Mickelson, 425-483-3232, ext. 201
             Lorri Jones, 425-483-3232, ext. 124